                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.         )*
                                        --------


                         Optika Imaging Systems, Inc.
                        -----------------------------
                              (Name of Issuer)


                                Common Stock
                        ------------------------------
                        (Title of Class of Securities)


                                  683973101
                        -----------------------------
                                (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))


                             Page 1 of     Pages
                                       ---

CUSIP No. 683973101                   13G                  Page  2  of     Pages
          ---------                                             ---    ---


--------------------------------------------------------------------------------
 (1) Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons

     JMI Partners                        76-0367609
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /  /
     of a Group*                             (b)  /  /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
Number of Shares            (5) Sole Voting
 Beneficially                     Power            0
 Owned by                   ----------------------------------------------------
 Each Reporting             (6) Shared Voting
 Person With                      Power            400,533
                            ----------------------------------------------------
                            (7) Sole Dispositive
                                  Power            0
                            ----------------------------------------------------
                            (8) Shared Dispositive
                                  Power            400,533
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     400,533
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.8% based on November 1997 10Q
--------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
--------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683973101                   13G                  Page  3  of     Pages
          ---------                                             ---    ---


--------------------------------------------------------------------------------
 (1) Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons

     JMI Equity Fund, L.P.           76-0367611
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /  /
     of a Group*                             (b)  /  /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
Number of Shares            (5) Sole Voting
 Beneficially                     Power            0
 Owned by                   ----------------------------------------------------
 Each Reporting             (6) Shared Voting
 Person With                      Power            400,533
                            ----------------------------------------------------
                            (7) Sole Dispositive
                                  Power            0
                            ----------------------------------------------------
                            (8) Shared Dispositive
                                  Power            400,533
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     400,533
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.8% based on November 1997 10Q
--------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
--------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683973101                   13G                  Page  4  of     Pages
          ---------                                             ---    ---


--------------------------------------------------------------------------------
 (1) Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons

     Charles E. Noell                        ###-##-####
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /  /
     of a Group*                             (b)  /  /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
Number of Shares            (5) Sole Voting
 Beneficially                     Power            0
 Owned by                   ----------------------------------------------------
 Each Reporting             (6) Shared Voting
 Person With                      Power            400,533
                            ----------------------------------------------------
                            (7) Sole Dispositive
                                  Power            0
                            ----------------------------------------------------
                            (8) Shared Dispositive
                                  Power            400,533
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     400,533
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.8% based on November 1997 10Q
--------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
--------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683973101                   13G                  Page  5  of     Pages
          ---------                                             ---    ---


--------------------------------------------------------------------------------
 (1) Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons

     Harry S. Gruner                         ###-##-####
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /  /
     of a Group*                             (b)  /  /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
Number of Shares            (5) Sole Voting
 Beneficially                     Power            15,000
 Owned by                   ----------------------------------------------------
 Each Reporting             (6) Shared Voting
 Person With                      Power            400,533
                            ----------------------------------------------------
                            (7) Sole Dispositive
                                  Power            15,000
                            ----------------------------------------------------
                            (8) Shared Dispositive
                                  Power            400,533
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     413,033
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.0% based on November 1997 10Q
--------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
--------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683973101                   13G                  Page  6  of     Pages
          ---------                                             ---    ---


--------------------------------------------------------------------------------
 (1) Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons

     Norris van den Berg                     ###-##-####
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /  /
     of a Group*                             (b)  /  /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
Number of Shares            (5) Sole Voting
 Beneficially                     Power            0
 Owned by                   ----------------------------------------------------
 Each Reporting             (6) Shared Voting
 Person With                      Power            400,533
                            ----------------------------------------------------
                            (7) Sole Dispositive
                                  Power            0
                            ----------------------------------------------------
                            (8) Shared Dispositive
                                  Power            400,533
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     400,533
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.8% based on November 1997 10Q
--------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
--------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 683973101                   13G                  Page  7  of     Pages
          ---------                                             ---    ---


--------------------------------------------------------------------------------
 (1) Names of Reporting Persons, S.S. or I.R.S. Identification Nos. of Above Persons

     Anthony Moores                           ###-##-####
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /  /
     of a Group*                             (b)  /  /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
Number of Shares            (5) Sole Voting
 Beneficially                     Power            0
 Owned by                   ----------------------------------------------------
 Each Reporting             (6) Shared Voting
 Person With                      Power            400,533
                            ----------------------------------------------------
                            (7) Sole Dispositive
                                  Power            0
                            ----------------------------------------------------
                            (8) Shared Dispositive
                                  Power            400,533
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     400,533
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     5.8% based on November 1997 10Q
--------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
--------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a).     NAME OF ISSUER:  Optika Imaging Systems, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               7450 Campus Dr. Ste 200
               Colorado Springs, CO  80920

ITEM 2(a). NAMES OF PERSONS FILING: JMI Equity Fund, L.P. ("JMI"), JMI Partners, L.P. ("JMI Partners"), which is the sole general partner of JMI, and Messrs. Harry S. Gruner ("Gruner"), Anthony Moores ("Moores"), Charles Noell ("Noell") and Norris van den Berg ("van den Berg") (the "General Partners"). Gruner, Moores, Noell and van den Berg are individual general partners of JMI Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons".

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of the Reporting Persons is JMI, Inc., 1119 St. Paul Street, Baltimore, Maryland 21202.


ITEM 2(c). CITIZENSHIP: Each of JMI and JMI Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.


ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share.

ITEM 2(e).     CUSIP NUMBER:  683973101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b). OR 13d-2(b). CHECK WHETHER THE PERSON FILING AS A:

               (a)  / /  Broker or dealer registered under Section 15 of
                         the Securities Exchange Act of 1934 (the "Act").

               (b)  / /  Bank as defined in Section 3(a)(6) of the Act.

               (c)  / /  Insurance Company as defined in Section 3(a)(19) of the
                         Act.

               (d)  / /  Investment Company registered under Section 8 of the Investment Company Act of 1940.

               (e)  / /  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

               (f)  / /  Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974 or
                         Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g)  / /  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

               (h)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                         of the Act.

Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.   OWNERSHIP.

(a) Amount Beneficially Owned: JMI is the record owner of 400,533 shares (the "Record Shares") as of December 31, 1998. As the general partner of JMI, JMI Partners may be deemed to own beneficially the Record Shares. As the general partners of JMI Partners, the sole general partner of JMI, each of the General Partners may also be deemed to own beneficially the Record Shares. Therefore, JMI, JMI Partners and each of the General Partners, except Harry Gruner, may be deemed to own beneficially 400,533 shares. Harry Gruner, a general partner of JMI Partners may be deemed to own beneficially 415,533 shares which includes 15,000 shares of Common Stock issuable upon exercise of options that are currently exercisable.

(b)  Percent of Class: Each Reporting Person, except Harry Gruner: 5.6%. Harry
     Gruner: 5.9%. The foregoing percentage is calculated based on the 7,078,469 shares of Common Stock reported to be outstanding at November 13, 1998 in the most recent Form 10Q of Optika Imaging Systems,Inc., as adjusted pursuant to Rule 13d-3(d)(1).

(c)  Number of shares as to which such person has:

     (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.(1)

     (ii) shared power to vote or to direct the vote: 400,533 for each Reporting Person.

     (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.(1)

     (iv) shared power to dispose or to direct the disposition of: 400,533 for each Reporting Person.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except in the case of JMI, for the 400,533 shares it holds of record.

(1) Except for Harry Gruner who in addition to the shares owned beneficially by all general partners of JMI Partners, L.P., may be deemed to beneficially own 15,000 shares of Common stock which are currently exercisable over which he would have sole power to vote or direct the vote and sole power to dispose.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY-BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                      SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:   February 12, 1999



JMI EQUITY FUND, L.P.


By:  JMI PARTNERS, L.P.


     By:
           ------------------------------
           General Partner



JMI PARTNERS, L.P.


By:
     ------------------------------
     General Partner


-----------------------------------
Harry S. Gruner


-----------------------------------
Anthony Moores


-----------------------------------
Charles Noell


-----------------------------------
Norris van den Berg

EXHIBIT 1

                                      AGREEMENT


     Pursuant to Rule 13d-1 (f)( 1 ) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Optika Imaging Systems, Inc..


     EXECUTED as a sealed instrument this ____ day of February, 1999.



JMI EQUITY FUND, L.P.


By:  JMI PARTNERS, L.P.


     By:
           ------------------------------
           General Partner



JMI PARTNERS, L.P.


By:
     ------------------------------
     General Partner


-----------------------------------
Harry S. Gruner


-----------------------------------
Anthony Moores


-----------------------------------
Charles Noell


-----------------------------------
Norris van den Berg